EXHIBIT 99.1

Westmoreland Coal Company (719) 442-2600 - Telephone (719) 448-5825 - Fax	2 N. Cascade Ave., 14th Floor Colorado Springs, CO 80903

AMEX Accepts
Westmoreland Updated Compliance Plan

Colorado Springs, CO – August 9, 2006 — Westmoreland Coal Company (AMEX:WLB) reported today that the staff of the American Stock Exchange (the “Amex”) has accepted the Company’s updated plan to meet the Amex’s continued listing standards and will continue to list the Company through the plan period pursuant to an extension. The revised plan contemplates filing the Form 10-Q for the first and second quarters of 2006 by September 13, 2006. The plan was necessitated by the Company’s inability to file timely quarterly reports on Form 10-Q with the Securities and Exchange Commission for the quarters ended March 31, 2006 and June 30, 2006 because of a continuing review of the Company’s accounting for income taxes which will also require restatement of the Company’s consolidated financial statements for the years 2001 through 2005. The restated financial information will report corrections to the Company’s net deferred tax assets previously reported by the Company. The Company noted that as a result of the delay in filing the second quarter 2006 Form 10-Q, it had received a notice from the Amex that the Company is not in compliance with the Amex’s continued listing standards as provided in Sections 134 and 1101 of the Amex Company Guide.

Westmoreland Coal Company is the oldest independent coal company in the United States. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its current power operations include ownership and operation of the two-unit ROVA coal-fired power plant in North Carolina, an interest in a natural gas-fired power plant in Colorado, and the operation of four power plants in Virginia. Westmoreland is implementing a growth strategy dedicated to meeting America’s dual goals of low-cost power and a clean environment through the acquisition and development of complementary, niche opportunities in coal, power and other segments of the energy sector. For more information visit www.westmoreland.com.

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Contact: Diane Jones (719) 442-2600